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                                                                      EXHIBIT 21



                   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

        All of the Company's subsidiaries listed below are wholly owned.

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Name                                                                   State of Incorporation
----                                                                   ----------------------
ValueVision Interactive, Inc.                                          Minnesota

VVI LPTV, Inc.                                                         Minnesota

ValueVision Direct Marketing Company, Inc.                             Minnesota

VVI Fulfillment Center, Inc.                                           Minnesota

Packer Capital, Inc.                                                   Minnesota

Enhanced Broadcasting Technologies, Inc.                               Minnesota

Iosota, Inc.                                                           Delaware
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